SECURITIES AND EXCHANGE COMMISSION

                      WASHINGTON, D.C. 20549

                        -----------------

                            FORM 11-K

(Mark One)
/X/       ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
          SECURITIES EXCHANGE ACT OF 1934 (fee required)

                For the fiscal year ended December 31, 1993

                                OR

/ /       TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
          SECURITIES EXCHANGE ACT OF 1934 (no fee required)

                For the transition period from        to

                Commission file number 1-1023

                        -----------------

                        Standard & Poor's
                      Savings Incentive Plan
                    for Represented Employees
                     (Full title of the plan)

                        McGraw-Hill, Inc.
                   1221 Avenue of the Americas
                        New York, NY 10020
   (Name of issuer of the securities held pursuant to the plan and address of its principal executive office.)

  =============================================================




                    STANDARD & POOR'S
                  SAVINGS INCENTIVE PLAN
                 FOR REPRESENTED EMPLOYEES
            AND ITS PARTICIPATING SUBSIDIARIES

                              INDEX
                                                            Page
(a) Financial Statements
  Report of Independent Auditors.......................        3
  Statement of Net Assets Available for Benefits -
    December 31, 1993 and 1992.........................     4- 5
  Statement of Changes in Net Assets Available
    for Benefits - Years Ended December 31, 1993, 1992
      and 1991.........................................     6- 8
  Notes to Financial Statements........................     9-26

    Schedules
  I - Investments - December 31, 1993..................    27-43
  Schedules II - III have been omitted because the
   required information is shown in the financial statements

    Exhibits
  (24) Consent of Independent Auditors.................       44




                            SIGNATURE

  Pursuant to the requirements of the Securities Exchange Act of 1934, the persons who administer the Plan have duly caused this annual report to be signed on its behalf by the undersigned, hereto duly authorized.

                                     STANDARD & POOR'S
                                   SAVINGS INCENTIVE PLAN
                                  FOR REPRESENTED EMPLOYEES





Date:  June 28, 1994       By:         Bernard C. Koval
       -------------            ---------------------------------
                                       Bernard C. Koval
                                Vice President, Employee Benefits

